Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
of REGI U.S., Inc.

We consent to the use of our report dated July 20, 2007 on the financial statements of REGI U.S., Inc. as of April 30, 2007 that are included in the Company’s Form 10-KSB, which is included, by reference in the Company’s Form S-8.

Dated this 3rd day of August, 2007.

/s/ ‘Smythe Ratcliffe LLP”

SMYTHE RATCLIFFE LLP
Chartered Accountants